Exhibit 23.3

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

March 27, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Diagnostic Imaging International Corp.

Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the incorporation by reference in this Amended Registration Statement on Form S-8/A of Diagnostic Imaging International Corp. (the “Company”) of (i) our report dated March 25, 2014, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2013 and 2012, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI